                                             Exhibit 99.1
SPX Announces Appointment of New Board Member

CHARLOTTE, N.C. [July 27, 2026] (GLOBE NEWSWIRE) – SPX Technologies (NYSE: SPXC) (“SPX” or the “Company”) today announced Brian Deck as a new independent member of the Board of Directors of SPX, effective July 27, 2026. In addition to Board membership, Mr. Deck has been appointed to serve on the Board’s Audit and Governance & Sustainability Committees.

“We’re very pleased to welcome another highly-talented board member to SPX. Brian brings a valuable combination of expertise that supports our long-term strategy and continued success.” said Gene Lowe, President and CEO of SPX. “Brian has an outstanding track record of successfully managing organic and inorganic growth, including overseeing multiple acquisitions, and implementing company-wide processes to enhance performance. As a sitting CEO of a public company, Brian brings a valuable perspective, and we look forward to his contributions as a valued member of our team.”

Mr. Deck currently serves as the Chief Executive Officer of JBT Marel Corporation (NYSE: JBTM) (“JBT”), which provides technology solutions to the food and beverage industry. Prior to joining JBT, Mr. Deck served as Chief Financial Officer of National Material. Previously he held various financial leadership roles at Ryerson, General Electric and Bank One Corporation.

About SPX Technologies, Inc: SPX Technologies is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC and detection and measurement markets. Based in Charlotte, North Carolina, SPX has approximately 5,300 employees in 16 countries. SPX Technologies is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

SPX Investor Contact:
Johann Rawlinson, Vice President, Investor Relations
Email: spx.investor@spx.com

Source: SPX Technologies